Exhibit 10.3

2005 Cash Bonus Awards

Executive Officer	2005 Cash Bonus
Caren L. Mason President and Chief Executive Officer	$250,000
Mark E. Paiz Chief Operating Officer	$121,600
Paul E. Landers Senior Vice President, Finance & Administration, Chief Financial Officer and Secretary	$90,074
Thomas J. Foley Chief Technology Officer	$95,250
Robert J. Bujarski Vice President and General Counsel	$39,310